Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES CALLS FOR REDEMPTION
ALL OF ITS REMAINING OUTSTANDING SUBORDINATED NOTES DUE 2007
ROCKVILLE, Maryland — November 8, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced its decision to call all of its outstanding 3 3/4% Convertible Subordinated Notes Due 2007 and all of its outstanding 5% Convertible Subordinated Notes Due 2007 for redemption on Thursday, December 1, 2005. The redemptions will complete Human Genome Sciences’ planned repurchase of all of its remaining outstanding subordinated notes due 2007.
Holders of the 3 3/4% Notes will receive $1,006.30 in cash per $1,000 principal amount of 3 3/4% Notes, plus accrued interest. Holders of the 5% Notes will receive $1,008.30 in cash per $1,000 principal amount of 5% Notes, plus accrued interest.
In lieu of redemption, holders may convert their 3 3/4% Notes and 5% Notes into Human Genome Sciences Common Stock at any time on or prior to November 30, 2005. Given the conversion prices for the Notes, Human Genome Sciences expects that both the 3 3/4% Note holders and the 5% Note holders will choose to redeem their Notes rather than to convert their Notes into Common Stock.
A notice of redemption is being mailed to all registered holders of the 3 3/4% Notes and the 5% Notes as of today, November 8, 2005. Copies of the notice may be obtained from The Bank of New York by calling 1-800-548-5075.
Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com.

Health professionals or patients interested in inquiring about LymphoStat-B trials or any other study involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the company’s web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.
HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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